Exhibit 99.1

Pier 1 Imports and Chase Enter Into a New Contract

Chase to Continue to Issue Private-Label Credit Cards on Behalf of Pier 1 Imports

NEW YORK & WILMINGTON, Del. & FORT WORTH, Texas--(BUSINESS WIRE)--December 30, 2010 – Pier 1 Imports, Inc. (NYSE:PIR), through a subsidiary, and Chase Bank USA, N.A. have entered into a new agreement, replacing and shortening their 2006 marketing and servicing agreement for the operation of the Pier 1 Imports private-label credit card. Under the new agreement, Pier 1 Imports will receive a lump-sum payment from Chase in December 2010 and will continue to receive ongoing payments based on credit card sales.

About Pier 1 Imports

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

About JPMorgan Chase & Co.

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.1 trillion and operations in more than 60 countries. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset management and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the worlds prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400